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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                    Commission File No.: 0-21960


                           EMPYREAN DIAGNOSTICS LTD.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


              348 East Middlefield Road, Mountain View, CA 94043
                                (415) 960-0516
   ------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 Common Shares
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     None
          ----------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remain)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(ii)     [_]
     Rule 12g-4(a)(1)(ii)     [_]          Rule 12h-3(b)(2)(i)      [_]
     Rule 12g-4(a)(2)(i)      [_]          Rule 12h-3(b)(2)(ii)     [_]
     Rule 12g-4(a)(2)(ii)     [_]          Rule 15d-6               [_]
     Rule 12h-3(b)(1)(i)      [_]                                   [_]


Approximate number of holders of record as of the certification or notice date:
130
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Pursuant to the requirements of the Securities Exchange Act of 1934, Empyrean
Diagnostics Ltd. has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        EMPYREAN DIAGNOSTICS LTD.



Date:  March 27, 1997                   By:  /s/Stephen D. Hayter
     --------------------                  ----------------------------
                                           Stephen D. Hayter, President